UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported): July 30, 2007

ENERGYSOUTH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29604 (Commission File Number)	58-2358943 (IRS Employer Identification No.)

2828 Dauphin Street Mobile, Alabama (Address of principal executive offices)	36606 (Zip Code)
Registrant’s telephone number, including area code:
(251) 450-4774
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On July 31, 2007, EnergySouth, Inc. (the “Company”) issued a press release announcing earnings for the three and nine months ended June 30, 2007 and the declaration of a dividend on outstanding Common Stock. The full text of the press release is set forth in Exhibit 99.1 hereto.
Item 5.02 Compensatory Arrangements of Certain Officers.
     (e)      Effective August 1, 2007, the Board of Directors of the Company has increased the annual base salary payable to Dean Liollio, President and Chief Executive Officer of the Company, from $325,000 to $400,000.
     The Board of Directors of the Company also authorized amendment, effective as of August 1, 2007, of the respective Change of Control Agreements between the Company and Charles P. Huffman, Executive Vice President and Chief Financial Officer of the Company, and Gregory H. Welch, President of the Company’s natural gas distribution subsidiary, Mobile Gas Service Corporation, to designate each as a tier-one officer who would upon a “change of control” receive 297% of such officer’s annual “compensation,” as those terms are defined in the Change of Control Agreements.
Item 8.01 Other Events.
     On July 27, 2007, the Company issued a press release announcing the start of drilling of a fourth natural gas storage cavern by its Bay Gas Storage subsidiary and opening of a Houston office of its midstream operations subsidiary, EnergySouth Midstream, Inc. The full text of the press release is set forth in Exhibit 99.2 hereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description

99.1	Press Release of EnergySouth, Inc. dated July 30, 2007

99.2	Press Release of EnergySouth, Inc. dated 7/27/07

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

ENERGYSOUTH, INC.
Date: August 1, 2007	By:	/s/ G. Edgar Downing, Jr.
G. Edgar Downing, Jr.
Secretary

3